February 26, 2018
PDC Energy Announces 2017 Full-Year and Fourth Quarter Operating and Financial Results Including Year-Over-Year Oil Production Increase of 48 Percent
DENVER, CO, February 26, 2018: PDC Energy, Inc. ("PDC" or the "Company") (NASDAQ: PDCE) today reported its 2017 full-year and fourth quarter operating and financial results.

2017 Highlights

•	Year-over-year production increase of 44 percent to 31.8 million barrels of oil equivalent (MMBoe) or approximately 87,200 Boe per day with a December exit rate of approximately 97,000 Boe per day.

•	Oil production of 12.9 million barrels (MMBbls), representing 41 percent of total production.

•
Increase in proved reserves of 33 percent to 453 MMBoe, with all-sources reserve replacement of approximately 450 percent, driven primarily through an increase in Delaware Basin proved reserves to nearly 100 MMBoe.

•	Strategically created three consolidated development positions in the Wattenberg Field through the acquisition of approximately 7,400 net acres and closings of two significant acreage exchanges.

•	Full-year capital investments of approximately $790 million with a year-end leverage ratio, as defined by the Company’s revolving credit agreement, of 1.9 times.

•	Net cash from operating activities of approximately $590 million, a 21 percent increase compared to 2016 levels of approximately $485 million.

•
Year-end liquidity of $881 million, including $181 million of cash and cash equivalents as of December 31, 2017. Liquidity, pro forma for the January 2018 acquisition of Bayswater Exploration and Production, LLC (“Bayswater Acquisition”) closing, was approximately $700 million.

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•
Successfully issued $600 million of 5.75% senior notes due 2026, the proceeds of which were used to redeem $500 million of 7.75% senior notes due 2022, partially fund the Bayswater Acquisition and for general corporate purposes.

CEO Commentary

President and Chief Executive Officer, Bart Brookman commented, “The fourth quarter was a great way for us to end another extremely successful year, while also serving as a spring board into 2018. Our Delaware Basin team continues to improve our operational execution and build positive momentum. This is highlighted by improvements in our drill times, our ability to deliver truly impressive well results and strong production growth for numerous quarters. In Wattenberg, our team anxiously awaits the upcoming midstream expansion and the opportunity to unbundle our production.”

“In 2018, we are once again focused on delivering tremendous returns to our shareholders with development in two of the most economic plays in the industry. Financially, the Company expects to operate in a cash flow positive environment in the second half of the year while simultaneously expecting to improve our leverage ratio to approximately 1.4 times by year-end.”

Operations Update

Production for 2017 was 31.8 MMBoe, or approximately 87,200 Boe per day, an increase of 44 percent from 2016. Oil production of 12.9 MMBbls in 2017 represents 41 percent of total production and was an increase of 48 percent compared to 2016 volumes. In the fourth quarter of 2017, production was approximately 8.7 MMBoe, an increase of 35 percent from the fourth quarter of 2016 and two percent from the third quarter of 2017.  Oil production in the fourth quarter of 2017 was 3.7 MMBbls, representing 43 percent of total production and an increase of nearly 50 percent compared to the fourth quarter of 2016.  The Company's capital investment in the development of oil and natural gas properties and other capital expenditures, before the change in accounts payable, was approximately $790 million and $170 million for the full-year and fourth quarter of 2017, respectively.

In Wattenberg, the Company spud and turned-in-line 153 and 130 wells in 2017, including 34 and 19 spuds and turn-in-lines in the fourth quarter of 2017. The Company is consistently drilling and completing wells while continuing to work closely with its primary third-party midstream gas processor in the basin.

In the Delaware Basin, the Company turned-in-line five wells in the fourth quarter of 2017 in its Eastern Area, including the three-well Grizzly pad, consisting of one extended-reach lateral Wolfcamp A well, one extended-reach lateral Wolfcamp B well and one standard-reach lateral Wolfcamp B well. Early performance has been extremely encouraging from all three wells, with an average 30-day initial peak production rate of approximately 255 Boe per day per thousand feet, including approximately 73% crude oil.

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2018 Capital Investment Outlook, Financial Guidance and Transactions Update

In 2018, the Company anticipates capital investments between $850 million and $920 million to deliver total production of 38 to 42 MMBoe, or approximately 104,000 to 115,000 Boe per day. PDC’s guidance now includes an improvement in Delaware drill times, resulting in additional planned spuds and turn-in-lines in the basin, as well as the external January 2018 announcement relating to the in-service date of major gas takeaway infrastructure of its primary Wattenberg midstream service provider. Production for the first quarter of 2018 is expected to be relatively flat compared to the fourth quarter of 2017, with larger sequential growth anticipated in the second through fourth quarters, culminating in a December exit rate of approximately 130,000 Boe per day. The Company now anticipates its 2018 commodity mix to include 42 to 45 percent crude oil, 19 to 22 percent NGLs and 32 to 35 percent natural gas.

Additionally, the Company has updated its internal commodity price forecast in an effort to more accurately reflect the current pricing environment. Assuming annual NYMEX pricing averaging approximately $57.50 per barrel oil and $3.00 per MMBtu natural gas, the Company’s anticipates its 2018 capital investments will exceed its 2018 adjusted cash flows from operations by less than $90 million. The Company anticipates it will outspend adjusted cash flows from operations in the first half of the year, while operating in a cash flow positive environment in the second half. PDC currently expects to exit 2018 with a leverage ratio, as defined by its revolving credit facility, of 1.4 times.

In February 2018, the Company entered into a definitive purchase and sale agreement for the sale of its Utica Shale assets for total net proceeds of approximately $40 million. The transaction is expected to close late in the first quarter of 2018. Additionally, the Company received approximately $24 million in January 2018 in relation to an extension and modification of a Wattenberg pipeline commitment. When considering the total proceeds of approximately $64 million, or roughly two-thirds of its projected outspend, the Company anticipates exiting 2018 minimally drawn on its revolving credit facility.

The following table provides projected 2018 financial guidance:

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	Low	High

Production (MMBoe)	38.0	42.0
Capital Expenditures (millions)	$850	$920

Operating Expenses
Lease operating expense ($/Boe)	$2.75	$3.00
Transportation, gathering and processing expenses ($/Boe)	$0.60	$0.80
Production taxes (% of Crude Oil, Natural Gas & NGL sales)	6%	8%
General and administrative expense ($/Boe)	$3.40	$3.70

Estimated Price Realizations (% of NYMEX) (excludes TGP)
Oil	91%	95%
Gas	55%	60%
NGLs	30%	35%

Estimated 2018 price realizations and TGP include adjustments made due to a new revenue recognition accounting standard adopted on January 1, 2018. This adjustment results in certain TGP being reclassified as a reduction in sales price, with no change to the net realized price. Had these changes been adopted at January 1, 2017, PDC estimates its 2017 average realization percentages, excluding TGP, would have been 94 percent, 70 percent and 36 percent for crude oil, natural gas and NGLs.

Oil and Gas Production, Sales and Operating Cost Data

Crude oil, natural gas and NGLs sales, excluding net settlements on derivatives, increased 84% to $913.1 million in 2017, compared to $497.4 million in 2016. The increase in sales was due to a 44% increase in total production and an increase in the sales price per Boe, excluding net settlements on derivatives, of 28% to $28.69 in 2017 from $22.43 in 2016. Including the impact of commodity price risk management, revenues increased 140% to $921.6 million in 2017 from $382.9 million in 2016.

In the fourth quarter of 2017, crude oil, natural gas and NGLs sales were $277.1 million, compared to $169.3 million in the fourth quarter of 2016. The average sales price, excluding net settlements on derivatives, improved to $32.00 per Boe for the fourth quarter of 2017, compared to $26.44 per Boe for the same 2016 period.

The following table provides production and weighted-average sales price, by area, for the three and twelve months ended December 31, 2017 and 2016, excluding net settlements on derivatives and TGP:

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	Three Months Ended December 31,			Twelve Months Ended December 31,
	2017	2016	Percent	2017	2016	Percent

Crude oil (MBbls)
Wattenberg Field	3,039	2,301	32.1%	10,922	8,230	32.7%
Delaware Basin	624	80	*	1,699	79	*
Utica Shale	55	107	(48.6)%	281	419	(32.9)%
Total	3,718	2,488	49.4%	12,902	8,728	47.8%

Weighted-Average Sales Price	$52.79	$46.54	13.4%	$48.45	$39.96	21.2%

Natural gas (MMcf)
Wattenberg Field	15,412	13,921	10.7%	60,106	48,889	22.9%
Delaware Basin	3,358	373	*	9,410	373	*
Utica Shale	482	668	(27.8)%	2,173	2,468	(12.0)%
Total	19,252	14,962	28.7%	71,689	51,730	38.6%

Weighted-Average Sales Price	$2.16	$2.14	0.9%	$2.21	$1.77	24.9%

NGLs (MBbls)
Wattenberg Field	1,403	1,327	5.7%	5,876	4,568	28.6%
Delaware Basin	292	36	*	917	36	*
Utica Shale	37	60	(38.3)%	188	222	(15.3)%
Total	1,732	1,423	21.7%	6,981	4,826	44.7%

Weighted-Average Sales Price	$22.68	$15.11	50.1%	$18.59	$11.80	57.5%

Crude oil equivalent (MBoe)
Wattenberg Field	7,010	5,948	17.9%	26,815	20,945	28.0%
Delaware Basin	1,475	178	*	4,184	178	*
Utica Shale	173	279	(38.0)%	831	1,053	(21.1)%
Total	8,658	6,405	35.2%	31,830	22,176	43.5%

Weighted-Average Sales Price	$32.00	$26.44	21.0%	$28.69	$22.43	27.9%

Production costs for 2017, which include LOE, production taxes and TGP, were $183.5 million, or $5.77 per Boe, compared to $109.8 million, or $4.95 per Boe, for 2016. LOE per Boe was $2.82 for 2017 compared to $2.70 per Boe in 2016. The increase in LOE per Boe is primarily due to expected higher LOE costs related to Delaware Basin operations compared to other properties. In the fourth quarter of 2017, production costs were $53.3 million, or $6.15 per Boe, compared to $33.5 million or $5.24 per Boe in the comparable 2016 period.

The following table provides the components of production costs for the three and twelve months ended December 31, 2017 and 2016:

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	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016

Lease operating expenses	$24.5	$16.9	$89.6	$60.0
Production taxes	17.8	11.7	60.7	31.4
Transportation, gathering and processing expenses	11.0	4.9	33.2	18.4
Total	$53.3	$33.5	$183.5	$109.8

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016

Lease operating expenses per Boe	$2.83	$2.65	$2.82	$2.70
Production taxes per Boe	2.05	1.83	1.91	1.42
Transportation, gathering and processing expenses per Boe	1.27	0.76	1.04	0.83
Total per Boe	$6.15	$5.24	$5.77	$4.95

Financial Results and Liquidity

Net loss for 2017 was $127.5 million, or $1.94 per diluted share, compared to net loss of $245.9 million, or $5.01 per diluted share, for 2016. The year-over-year difference was primarily attributable to the increase in revenues between periods outweighing the increase in expenses despite inclusion of an impairment of properties and equipment of $285.9 million, as well as an income tax benefit of $114.4 million due to a decrease in deferred tax assets and liabilities related to tax reform legislation passed in 2017. Adjusted net loss, a non-GAAP financial measure defined below, was $114.4 million, or $1.74 per diluted share in 2017 compared to $37.0 million, or $0.75 per diluted share in 2016. Net income for the fourth quarter of 2017 was $77.6 million, or $1.17 per diluted share, and includes the aforementioned income tax benefit of $114.4 million. Net loss in the fourth quarter of 2016 was $55.6 million, or $0.94 per diluted share. Adjusted net income for the fourth quarter of 2017 was $130.9 million, or $1.98 per diluted share, compared to $10.6 million, or $0.18 per diluted share for the same 2016 period.

Net cash from operating activities was $588.6 million for 2017, compared to $486.3 million for 2016. Adjusted cash flows from operations, a non-GAAP financial measure defined below, were $582.1 million for 2017, compared to $466.8 million in 2016. Net cash from operating activities in the fourth quarter of 2017 was $177.2 million compared to $125.4 million in the fourth quarter of 2016. Adjusted cash flows from operations were $174.6 million for the fourth quarter of 2017, compared to $140.5 million in the same 2016 period. The increase in cash flows

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between comparable periods was a result of more production volumes coupled with a higher average oil prices as compared to the respective year and quarter.

PDC's available liquidity as of December 31, 2017 was approximately $881 million, compared to approximately $932 million as of December 31, 2016. In October 2017, the Company elected to increase its borrowing base on its revolving credit facility from $1.0 billion to $1.1 billion. The Company maintained its elected commitment level of $700 million.

Non-GAAP Financial Measures

PDC uses "adjusted cash flows from operations," "adjusted net income (loss)" and "adjusted EBITDAX," non-U.S. GAAP financial measures, for internal management reporting, when evaluating period-to-period changes and, in some cases, providing public guidance on possible future results. Beginning in 2017, PDC included non-cash stock-based compensation and exploration, geologic and geophysical expense in our reconciliation of adjusted EBITDAX calculation. In prior periods, PDC disclosed adjusted EBITDA, a non-U.S. GAAP financial measure that did not include these adjustments. The Company have elected to disclose Adjusted EBITDAX rather than Adjusted EBITDA in this report and other public disclosures because we believe it is more comparable to similar metrics presented by others in the industry. All prior periods have been conformed for comparability of this information. These measures are not measures of financial performance under U.S. GAAP and should be considered in addition to, not as a substitute for, net income (loss) or cash flows from operations, investing or financing activities, and should not be viewed as liquidity measures or indicators of cash flows reported in accordance with U.S. GAAP. The non-U.S. GAAP financial measures that we use may not be comparable to similarly titled measures reported by other companies. Also, in the future, PDC may disclose different non-U.S. GAAP financial measures in order to help investors more meaningfully evaluate and compare future results of operations to previously reported results of operations. PDC strongly encourages investors to review our financial statements and publicly filed reports in their entirety and not rely on any single financial measure.

The following three tables provide reconciliations of adjusted cash flows from operations, adjusted net income (loss) and adjusted EBITDAX to their most comparable U.S. GAAP measures (in millions, except per share data):

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Adjusted Cash Flows from Operations
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Adjusted cash flows from operations:
Net cash from operating activities	$177.2	$125.4	$588.6	$486.3
Changes in assets and liabilities	(2.6)	15.1	(6.5)	(19.5)
Adjusted cash flows from operations	$174.6	$140.5	$582.1	$466.8

Adjusted Net Income (Loss)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Adjusted net income (loss):
Net income (loss)	$77.6	$(55.6)	$(127.5)	$(245.9)
Loss on commodity derivative instruments	90.4	63.3	3.9	125.7
Net settlements on commodity derivative instruments	(8.9)	40.2	13.3	208.1
Tax effect of above adjustments	(28.2)	(37.3)	(4.1)	(124.9)
Adjusted net income (loss)	$130.9	$10.6	$(114.4)	$(37.0)
Weighted-average diluted shares outstanding	66.1	58.9	65.8	49.1
Adjusted diluted earnings per share	$1.98	$0.18	$(1.74)	$(0.75)

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Adjusted EBITDAX
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net income (loss) to adjusted EBITDAX:
Net income (loss)	$77.6	$(55.6)	$(127.5)	$(245.9)
Loss on commodity derivative instruments	90.4	63.3	3.9	125.7
Net settlements on commodity derivative instruments	(8.9)	40.2	13.3	208.1
Non-cash stock-based compensation	4.8	4.3	19.4	19.5
Interest expense, net	19.6	20.1	76.4	61.0
Income tax benefit	(140.4)	(35.0)	(211.9)	(147.2)
Impairment of properties and equipment	3.4	3.9	285.9	10.0
Impairment of goodwill	—	—	75.1	—
Exploration, geologic, and geophysical expense	3.4	4.0	47.3	4.7
Depreciation, depletion, and amortization	108.5	99.5	469.1	416.9
Accretion of asset retirement obligations	1.4	1.7	6.4	7.0
Loss on extinguishment of debt	24.7	—	24.7	—
Adjusted EBITDAX	$184.5	$146.4	$682.1	$459.8

Cash from operating activities to adjusted EBITDAX:
Net cash from operating activities	$177.2	$125.4	$588.6	$486.3
Interest expense, net	19.6	20.1	76.4	61.0
Amortization of debt discount and issuance costs	(3.3)	(3.2)	(12.9)	(16.2)
Gain on sale of properties and equipment	—	—	0.7	—
Exploration, geologic, and geophysical expense	3.4	4.0	47.3	4.7
Exploratory dry hole expense	(0.1)	—	(41.3)	—
Other	(9.7)	(15.0)	29.8	(56.5)
Changes in assets and liabilities	(2.6)	15.1	(6.5)	(19.5)
Adjusted EBITDAX	$184.5	$146.4	$682.1	$459.8

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PDC ENERGY, INC.
Consolidated Statements of Operations
(unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016

Revenues
Crude oil, natural gas, and NGLs sales	$277,057	$169,340	$913,084	$497,353
Commodity price risk management gain (loss), net	(90,394)	(63,333)	(3,936)	(125,681)
Other income	2,853	2,090	12,468	11,243
Total revenues	189,516	108,097	921,616	382,915
Costs, expenses and other
Lease operating expenses	24,471	16,944	89,641	59,950
Production taxes	17,760	11,728	60,717	31,410
Transportation, gathering, and processing expenses	11,036	4,861	33,220	18,415
Exploration, geologic, and geophysical expense	3,439	3,981	47,334	4,669
Impairment of properties and equipment	3,388	3,869	285,887	9,973
Impairment of goodwill	—	—	75,121	—
General and administrative expense	35,225	33,602	120,370	112,470
Depreciation, depletion and amortization	108,517	99,545	469,084	416,874
Provision for uncollectible notes receivable	—	—	(40,203)	44,038
Accretion of asset retirement obligations	1,400	1,680	6,306	7,080
Gain on sale of properties and equipment	(12)	—	(766)	(43)
Other expenses	2,792	2,398	13,157	10,193
Total costs, expenses and other	208,016	178,608	1,159,868	715,029
Loss from operations	(18,500)	(70,511)	(238,252)	(332,114)
Loss on extinguishment of debt	(24,747)	—	(24,747)	—
Interest expense	(20,335)	(19,213)	(78,694)	(61,972)
Interest income	774	(912)	2,261	963
Loss before income taxes	(62,808)	(90,636)	(339,432)	(393,123)
Income tax benefit	140,445	34,997	211,928	147,195
Net income (loss)	$77,637	$(55,639)	$(127,504)	$(245,928)

Earnings per share:
Basic	$1.18	$(0.94)	$(1.94)	$(5.01)
Diluted	$1.17	$(0.94)	$(1.94)	$(5.01)

Weighted-average common shares outstanding:
Basic	65,875	58,914	65,837	49,052
Diluted	66,085	58,914	65,837	49,052

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PDC ENERGY, INC.
Consolidated Balance Sheets
(unaudited, in thousands, except share and per share data)

	December 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$180,675	$244,100
Accounts receivable, net	197,598	143,392
Fair value of derivatives	14,338	8,791
Prepaid expenses and other current assets	8,613	3,542
Total current assets	401,224	399,825
Properties and equipment, net	3,933,467	4,002,994
Assets held-for-sale, net	40,084	5,272
Fair value of derivatives	—	2,386
Goodwill	—	62,041
Other assets	45,116	13,324
Total Assets	$4,419,891	$4,485,842

Liabilities and Stockholders' Equity
Liabilities
Current liabilities:
Accounts payable	$150,067	$66,322
Production tax liability	37,654	24,767
Fair value of derivatives	79,302	53,595
Funds held for distribution	95,811	71,339
Accrued interest payable	11,815	15,930
Other accrued expenses	42,987	38,625
Total current liabilities	417,636	270,578
Long-term debt	1,151,932	1,043,954
Deferred income taxes	191,992	400,867
Asset retirement obligations	71,006	82,612
Fair value of derivatives	22,343	27,595
Other liabilities	57,333	37,482
Total liabilities	1,912,242	1,863,088

Commitments and contingent liabilities

Stockholders' equity
Common shares - par value $0.01 per share, 150,000,000 authorized, 65,955,080 and 65,704,568 issued as of December 31, 2017 and December 31, 2016, respectively	659	657
Additional paid-in capital	2,503,294	2,489,557
Retained earnings	6,704	134,208
Treasury shares - at cost, 55,927 and 28,763 as of December 31, 2017 and December 31, 2016, respectively	(3,008)	(1,668)
Total stockholders' equity	2,507,649	2,622,754
Total Liabilities and Stockholders' Equity	$4,419,891	$4,485,842

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PDC ENERGY, INC.
Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Cash flows from operating activities:
Net income (loss)	$77,637	$(55,639)	$(127,504)	$(245,928)
Adjustments to net income (loss) to reconcile to net cash from operating activities:
Net change in fair value of unsettled commodity derivatives	81,567	103,593	17,260	333,770
Depreciation, depletion and amortization	108,517	99,545	469,084	416,874
Provision for uncollectible notes receivable	—	—	(40,203)	44,038
Impairment of properties and equipment	3,388	3,869	285,887	9,973
Impairment of goodwill	—	—	75,121	—
Exploratory dry hole costs	110	—	41,297	—
Loss on extinguishment of debt	24,747	—	24,747	—
Accretion of asset retirement obligations	1,400	1,680	6,306	7,080
Non-cash stock-based compensation	4,766	4,297	19,353	19,502
Gain on sale of properties and equipment	(12)	—	(766)	(43)
Amortization of debt discount and issuance costs	3,279	3,216	12,907	16,167
Deferred income taxes	(132,156)	(23,113)	(203,685)	(137,249)
Other	1,279	3,129	2,265	2,603
Changes in assets and liabilities	2,639	(15,145)	6,494	19,476
Net cash from operating activities	177,161	125,432	588,563	486,263
Cash flows from investing activities:
Capital expenditures for development of crude oil and natural gas properties	(208,358)	(84,671)	(737,208)	(436,884)
Capital expenditures for other properties and equipment	(1,354)	(1,955)	(5,094)	(3,464)
Acquisition of crude oil and natural gas properties, including settlement adjustments and deposit for pending acquisition	(1,146)	(973,723)	(15,628)	(1,073,723)
Proceeds from sale of properties and equipment	6,669	—	9,991	4,945
Sale of promissory note	—	—	40,203	—
Restricted cash	—	—	(9,250)	—
Sale of short-term investments	—	—	49,890	—
Purchases of short-term investments	—	—	(49,890)	—
Net cash from investing activities	(204,189)	(1,060,349)	(716,986)	(1,509,126)
Cash flows from financing activities:
Proceeds from issuance of equity, net of issuance costs	—	—	—	855,074
Proceeds from issuance of senior notes	592,366	—	592,366	392,172
Proceeds from issuance of convertible senior notes	—	—	—	193,935
Proceeds from revolving credit facility	—	—	—	85,000
Repayment of revolving credit facility	—	—	—	(122,000)
Redemption of senior notes	(519,375)	—	(519,375)	—
Redemption of convertible notes	—	—	—	(115,000)
Payment of debt issuance costs	(50)	(15,502)	(50)	(15,556)
Purchase of treasury shares	(1,348)	(1,829)	(6,672)	(6,935)
Other	(319)	(1,344)	(1,271)	(577)
Net cash from financing activities	71,274	(18,675)	64,998	1,266,113
Net change in cash and cash equivalents	44,246	(953,592)	(63,425)	243,250
Cash and cash equivalents, beginning of period	136,429	1,197,692	244,100	850
Cash and cash equivalents, end of period	$180,675	$244,100	$180,675	$244,100

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2017 Year-End and Fourth Quarter Teleconference and Webcast
The Company invites you to join Bart Brookman, President and Chief Executive Officer; Scott Meyers, Chief Financial Officer; Lance Lauck, Executive Vice President Corporate Development and Strategy; and Scott Reasoner, Senior Vice President Chief Operating Officer, for a conference call on Tuesday, February 27, 2018, to discuss its 2017 year-end and fourth quarter results. The related slide presentation will be available on PDC's website at www.pdce.com.
Conference Call and Webcast:
Date/Time: Tuesday, February 27, 2018, 11:00 a.m. ET
Webcast available at: www.pdce.com
Domestic (toll free): 877-312-5520
International: 253-237-1142
Conference ID: 1897819

Replay Numbers:
Domestic (toll free): 855-859-2056
International: 404-537-3406
Conference ID: 1897819

The replay of the call will be available for six months on PDC's website at www.pdce.com.

Upcoming Investor Presentations

PDC is scheduled to present at the following conferences: Scotia Howard Weil Energy Conference in New Orleans on Wednesday, March 28, 2018 and IPAA New York on Monday, April 9, 2018. Webcast information will be posted to the Company’s website, www.pdce.com, prior to the start of each conference, along with any presentation materials.

About PDC Energy, Inc.

PDC Energy, Inc. is a domestic independent exploration and production company that acquires, produces, develops, and explores for crude oil, natural gas and NGLs with operations in the Wattenberg Field in Colorado, in the Delaware Basin in West Texas. Its operations are focused on the liquid-rich horizontal Niobrara and Codell plays in the Wattenberg Field, the liquid-rich Wolfcamp zones in the Delaware Basin.

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NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 ("Securities Act") and Section 21E of the Securities Exchange Act of 1934 ("Exchange Act") regarding PDC’s business, financial condition, results of operations, and prospects. All statements other than statements of historical facts included in this press release are "forward-looking statements" within the meaning of the safe harbor provisions of the United States ("U.S.") Private Securities Litigation Reform Act of 1995. Words such as expect, anticipate, intend, plan, believe, seek, estimate and similar expressions or variations of such words are intended to identify forward-looking statements herein. Forward-looking statements include, among other things, statements regarding future: reserves, production, costs, cash flows and earnings; drilling locations and zones and growth opportunities; capital expenditures and projects, including expected lateral lengths of wells, drill times and number of rigs employed; rates of return; operational enhancements and efficiencies; management of lease expiration issues; financial ratios; our anticipated sale of our Utica assets; certain accounting and tax change impacts; midstream capacity and related curtailments; and the closing of pending, and the nature of future, transactions.

The above statements are not the exclusive means of identifying forward-looking statements herein. Although forward-looking statements contained in this report reflect PDC’s good faith judgment, such statements can only be based on facts and factors currently known. Forward-looking statements are always subject to risks and uncertainties, and become subject to greater levels of risk and uncertainty as they address matters further into the future. Throughout this press release or accompanying materials, PDC may use the terms “projection” or similar terms or expressions, or indicate that it has “modeled” certain future scenarios. PDC typically use these terms to indicate current thoughts on possible outcomes relating to our business or the industry in periods beyond the current fiscal year. Because such statements relate to events or conditions further in the future, they are subject to increased levels of uncertainty.

Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

•	changes in worldwide production volumes and demand, including economic conditions that might impact demand and prices for products produced;

•	volatility of commodity prices for crude oil, natural gas, and natural gas liquids ("NGLs") and the risk of an extended period of depressed prices;

•	reductions in the borrowing base under the revolving credit facility;

•	impact of governmental policies and/or regulations, including changes in environmental and other laws,

•	the interpretation and enforcement related to those laws and regulations, liabilities arising thereunder, and the costs to comply with those laws and regulations;

•	declines in the value of crude oil, natural gas, and NGLs properties resulting in further impairments;

•	changes in estimates of proved reserves;

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•	inaccuracy of estimated reserves and production rates;

•	production decline rates from wells being greater than expected;

•	timing and extent of our success in discovering, acquiring, developing, and producing reserves;

•
availability of sufficient pipeline, gathering and other transportation facilities and related infrastructure to process and transport production and the impact of these facilities and regional capacity on the prices received for production;

•	timing and receipt of necessary regulatory permits;

•	risks incidental to the drilling and operation of crude oil and natural gas wells;

•	losses from PDC’s gas marketing business exceeding expectations;

•	difficulties in integrating operations as a result of any significant acquisitions and acreage exchanges;

•	increases or changes in expenses;

•	availability of supplies, materials, contractors, and services that may delay the drilling or completion of wells;

•	potential losses of acreage or zones due to partial or complete lease expirations or otherwise;

•	increases or adverse changes in construction costs and procurement costs associated with future build out of midstream related assets;

•	future cash flows, liquidity, and financial condition;

•	possibility that the sale of the Utica Shale properties will not close as expected;

•	competition within the oil and gas industry;

•	availability and cost of capital;

•	success in marketing crude oil, natural gas, and NGLs;

•	effect of crude oil and natural gas derivatives activities;

•	impact of environmental events, governmental and other third-party responses to such events, and PDC’s ability to insure adequately against such events;

•	cost of pending or future litigation;

•	effect that acquisitions PDC may pursue have on its capital requirements;

•	ability to retain or attract senior management and key technical employees; and

•	success of strategic plans, expectations and objectives for future operations.

Further, PDC urges you to carefully review and consider the cautionary statements and disclosures, specifically those under Item 1A, Risk Factors, made in this press release and our other filings with the U.S. Securities and Exchange Commission ("SEC") for further information on risks and uncertainties that could affect PDC’s business, financial condition, results of operations and cash flows. The Company cautions you not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. PDC undertakes no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this report or currently unknown facts or conditions or the occurrence of unanticipated events. All forward-looking statements are qualified in their entirety by this cautionary statement.

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Contacts:    Michael Edwards
Senior Director Investor Relations
303-860-5820
michael.edwards@pdce.com

Kyle Sourk
Manager Investor Relations
303-318-6150
kyle.sourk@pdce.com

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